Exhibit 2.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

XY – THE FINDABLES COMPANY,

a Delaware corporation

XY – the Findables Company, a corporation organized and existing under and by the virtue of the Delaware General Corporation Law (the “Corporation”), through its duly authorized officer and by authority of its Board of Directors does hereby certify:

FIRST: That the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation (the “Certificate of Amendment”), declaring said amendments to be advisable. The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that Article I of the Certificate of Incorporation shall be amended and restated in its entirety so that it reads as follows:

“The name of the corporation is XY – The Persistent Company.”

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Arie Trouw, its authorized officer, effective as of November 2, 2018.

XY – the Findables Company, a Delaware Corporation

/s/ Arie Trouw
Arie Trouw, CEO